EXHIBIT 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement is entered into this 4th of August, 2006 by and between RCN Corporation, a Delaware corporation (together with its Affiliates, the “Company”), and Timothy James Dunne (the “Executive”). The parties may individually be referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Company has determined to restructure its management of certain functions, including the elimination of the position currently occupied by Executive; and

WHEREAS, the Parties desire to effect the separation of Executive from the Company in a manner consistent with such management reorganization and on the terms and conditions set forth more fully herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, hereby agree as follow.

1.     Separation Date. The Executive’s employment with the Company shall terminate effective as of July 7, 2006 (the “Separation Date”).

2.     Separation Payments and Benefits. As consideration for the Executive’s execution of this Agreement and the Executive’s compliance with the terms, conditions, and obligations set forth herein, the Company shall provide Executive with the benefits set forth below.

(a)   Severance. At the next date for payment of regular payroll to the Company’s employees following the execution date hereof and the expiration of any applicable period for revocation under Section 6(k) (the “Payment Date”), the Company shall make a one-time, lump sum cash payment to Executive (the “Severance Payment”) in the gross amount of $225,000.00, which will be subject to customary withholding for Federal, state and local taxes (an amount equal to one year of Executive’s base salary as of the date of this Agreement), subject to further reduction pursuant to Section 2(c).

(b)   Prorated Bonus. In addition to the Severance Payment, the Company shall pay to Executive the prorated portion of annual bonus pursuant to the Company’s 2006 Short Term Incentive Plan (the “Bonus Plan”) attributable to Executive’s employment with the Company for the period from January 1, 2006 through the Separation Date (the “Bonus Payment”). The parties agree and acknowledge that Executive’s target annual bonus under the Bonus Plan attributable to fiscal 2006 was 40% of Executive’s base salary. The Bonus Payment shall be paid by the Company to the Executive at the time that the Company generally makes payments to the employees of the Company under the Bonus Plan.

(c)   Continuation of Benefits. The Company will continue the Executive’s participation in all medical, dental, and vision benefit plans in which Executive is enrolled as of the Separation Date for a period ending on July 31, 2007 (the “Benefits Expiration Date”). In addition, the Company will permit Executive to continue participation in any Company life insurance program in which Executive participates as of the Separation Date through the Benefits Expiration Date. All benefits provided to Executive under this Section 2(c) shall be on the same terms and conditions as if Executive were still employed by the Company, except that Executive’s continued employment by the Company shall not be a condition to receiving such benefits. Executive’s aggregate portion of the costs for any such continued benefits through the Benefits Expiration Date shall be deducted in a lump sum from the Severance Payment. Notwithstanding the foregoing, the rights to receive any and all benefits under this Section 2(c) shall immediately terminate upon the Executive becoming eligible for medical benefits in connection with full-time employment after the Separation Date, and no amounts deducted from the Severance Payment in respect of this Section 2(c) shall be payable to Executive at such time.

(d)   Equity Compensation. All vested options to purchase the Company’s common stock, $0.01 par value per share (the “Options”) made to Executive pursuant to the 2005 Stock Compensation Plan (the “Plan”) shall remain outstanding under their current terms and conditions through December 31, 2006 (the “Options Cancellation Date”), except that the Executive remaining an employee of the Company shall not be a condition to the continued effectiveness of such awards under the Plan through the Options Cancellation Date; provided, however, that any unvested Options granted to Executive under the Plan shall immediately be cancelled on the Separation Date, and be of no further force and effect. Any vested, unexercised, Options awarded to Executive under the Plan and outstanding following the Options Cancellation Date will no longer be exercisable as of the Options Cancellation Date and shall be cancelled and of no further force or effect. The Executive shall retain his rights to any unvested shares of restricted stock held in escrow for future issuance to Executive pursuant to (i) that certain Restricted Stock Agreement, dated as of March 25, 2005, by and between the Company and Executive, and (ii) that certain Restricted Stock Agreement, dated as of November 28, 2005, by and between the Company and Executive, in each case until March 31, 2007 (the “Equity Cancellation Date”), following which such unvested shares of restricted stock shall be immediately forfeited effective as of the Equity Cancellation Date and be of no further force and effect. Executive shall not be entitled to any future issuance of shares of restricted Common Stock under any agreements, plans, or understandings among the Parties. Notwithstanding the foregoing, Executive shall not exercise any stock options nor trade any shares of the Company’s Common Stock until August 12, 2006.

(e)   Accrued Benefits. The Company shall pay Executive in cash the value of any accrued and unused vacation time, commissions, and business expenses.

3.     Release and Waiver.

(a)   Executive, of Executive’s own free will, hereby voluntarily waives, releases and forever discharges the Company and its Affiliates, and their directors, members, managers, officers, employees and agents (the “Released Parties”) of and from any and all actions or causes of action, suits, grievances, claims, debts, charges, complaints, contracts (whether oral or written, express or implied, from any source, other than this Agreement), claims for recall or reinstatement and promises, whatsoever, in law or equity, which Executive, or Executive’s heirs, executors, administrators, successors and assigns, may have, or may have knowledge of or may be charged with knowledge of, as of the date of this Agreement for, upon, or by reason of any matter, cause or thing whatsoever including, but not limited to, any and all matters arising out of Executive’s employment by the Company, the termination of said employment, or any of the rights, duties, obligations or liabilities, if any, of the Parties under (i) that certain employment letter, dated January 6, 2005, (ii) that certain Restricted Stock Agreement, dated as of March 25, 2005, by and between the Company and Executive, and (iii) that certain Restricted Stock Agreement, dated as of November 28, 2005, by and between the Company and Executive, in each case between the Company to the Executive, and including, but not limited to, any violation of (i) the following Federal statutes, as amended: Title VII of the Civil Rights Act of 1964; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974; the Vocational Rehabilitation Act of 1973; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Family and Medical Leave Act; the WARN Act; and the Americans with Disabilities Act of 1990, (ii) the following state statutes, as applicable: the Pennsylvania Human Relations Act, 43 P.S. §§951, et seq.; the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:1-1, et seq.; the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1, et seq.; the California Fair Employment and Housing Act, Cal. Govt. Code §§12940, et seq.; Article 49B of the Annotated Code of Maryland, Massachusetts Fair Employment Practices Act, G.L.C. 151B; New York Human Rights Law, N.Y. Exec. Law §§291, et seq.; D.C. Human Rights Act, D.C. Code §§1-2500, et seq.; Virginia Human Rights Act, Va. Code §§2.1-715, et seq.; Illinois Human Rights Act, Ill. Stat. Ch. 775, §§1-101-9-102, (iii) any other Federal, state or local labor, whistleblower, wage and hour or human rights law, and (iv) any other alleged violation of any local, state or Federal law, regulation or ordinance and/or public policy, contract, tort or common law having any bearing whatsoever on the terms and conditions and/or cessation of Executive’s employment with the Company that Executive ever had, now has or may have as of the date of execution of this Agreement.

(b)   Executive understands and agrees that this Agreement affects a general release, including with respect to claims, if any, that Executive may have against Company and that the Executive is unaware of as of the date of this Agreement. Executive hereby waives all claims, if any, that Executive may have and that Executive does not now know, or suspect to exist, against the Released Parties and agrees that this Agreement extinguishes those claims.

4.     Representations and Warranties. Executive hereby represents and warrants to the Company as follows:

(a)   Review of Agreement. Executive has been afforded a period of forty-five (45) days from the date of delivery of this Agreement to Executive to (i) read and consider the terms set forth in the Agreement, sign, date, and return it to the Company, and (ii) consider the data, available from the Company’s Human Resources department, relating to the age and title of the other Company employees who have been separated in connection with the management restructuring referenced in the Recitals. Executive has carefully considered the terms and conditions contained in this Agreement and Executive understands that this Agreement compromises, settles, bars and waives any and all claims and grievances that the Executive may have or could possibly have against the Released Parties as of the date of this Agreement.

(b)   Representation of Counsel. Executive has been encouraged by the Company to consult with and seek the advice of an attorney in connection with his review and execution of this Agreement.

(c)   Early Execution. In the event that the Executive has executed this Agreement prior to the expiration of the forty-five (45) day period following the date of delivery of this Agreement to Executive, Executive agrees and acknowledges that such decision was entirely voluntary and was not compelled, and that he had the opportunity to consider this Agreement for the entire forty-five (45) day period referenced in Section 4(a).

(d)   Claims. Executive represents and warrants that, at the time of the signing of this Agreement, he has not filed, caused to be filed, or permitted to be filed on Executive’s behalf, any charge, grievance, complaint, suit or action before any federal, state or local administrative agency or court, including, but not limited to, a discrimination claim or workers compensation claim, against any of the Released Parties. Executive agrees that he will not submit this Agreement as evidence of any kind of liability by any of the Released Parties, and that this Agreement is not relevant or material with respect to any issue of wrongdoing or liability on the part of any of the Released Parties.

(e)    Inventions. Executive has communicated to the Company all inventions, discoveries, concepts and ideas, whether patentable or not, including but not limited to hardware and apparatus, processes and methods, formulas, computer programs and techniques, as well as improvements thereof and knowledge related thereto conceived, completed, or reduced to practice (whether solely by Executive or jointly with others) during the period of Executive’s employment by the Company, that are (i) related to the present or prospective business of the Company, (ii) the result of Executive’s use of the Company’s equipment, facilities, materials or personnel, or (iii) the result from any work of Executive on behalf of the Company (collectively, the “Developments”).

(f)    Return of Company Property. Executive acknowledges that he has returned to the Company, or has made arrangements to return, any and all of the Company’s personal property used during Executive’s employment including, without limitation, the Company’s files and documents, whether stored in electronic format or in hard copy, (including sales or prospect lists), portable telephones, access cards, office keys, laptops, Blackberries, calling cards, credit cards, Palm Pilots, and pagers.

(g)   Withholding. Executive acknowledges and agrees that the Company may withhold any amounts from the Severance Payment (as adjusted) or any other payments made to Executive hereunder pursuant to any applicable Federal, state, or local tax withholding laws, rules, or regulations, or pursuant to any other applicable law.

(h)   Obligations. Executive understands and agrees that he would not receive the consideration referred to in Section 2 except for Executive’s execution of this Agreement and compliance with the covenants and obligations set forth herein. Neither the entering into of this Agreement nor anything contained herein shall in any way be construed or considered to be an admission by the Company of non-compliance with any law or admission of any wrongdoing whatsoever.

(i)    Validity of Agreement. Executive agrees that this Agreement will not be the subject of any claim of mistake of fact or duress. Having elected to execute this Agreement and to comply with the obligations set forth herein, Executive freely and knowingly, and after due consideration, has entered into this Agreement intending to waive, settle, and release all claims Executive has against the Company through the date of this Agreement.

5.     Covenants. The Company and Executive, as applicable, hereby covenant and agree as set forth below.

(a)   Nonsolicitation. Executive agrees that, for a period of two (2) years following the Separation Date, he shall not (i) hire, attempt to hire, recruit, solicit, persuade, assist in the hiring of, or entice away from the Company any individual who is (or was at any time in the preceding six (6) months prior to such solicitation) an employee of the Company or an exclusive consultant to the Company, unless such individual was involuntarily terminated by the Company, or (ii) otherwise interfere with the Company’s employment or consulting relationship with another individual.

(b)   Noncompetition. Executive agrees for a period of one (1) year following the Separation Date not to accept employment with, perform consulting services for, or otherwise contribute any of his knowledge, directly or indirectly, to any Multiple Systems Operator (“MSO”) or Regional Bell Operating Company (“RBOC”) each as such terms are commonly understood in the telecommunications and cable television industries; provided, however, that Executive shall be permitted to accept employment with such MSO or RBOC if he his employment or consulting services relate solely to operations that do not compete with the Company in any of the Company’s geographic markets as of the date hereof; provided, further, that Executive may accept employment with a consulting firm that provides consulting services to such MSO or RBOC so long as Executive performs his obligations under Sections 5(a) and 5(d) during the entire period of such consultancy. Notwithstanding the foregoing, Executive may accept employment that would otherwise breach the provisions of the preceding sentence if Executive obtains the prior written consent of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company, which consent shall have been deemed to have been given if a representative of the Company fails to respond to Executive within five (5) Business Days of Company’s receipt of written notice of such request.

(c)    Inventions Assignment. Executive hereby assigns to the Company Executive’s entire right, title and interest in and to any Developments and all copyrights in any such Developments, and Executive agrees to execute any documentation that Company deems necessary or advisable to secure Company’s rights in any such Developments and to cooperate with Company to defend Company’s rights in any such Developments.

(d)   Confidentiality. Executive agrees not to at any time divulge to any person, firm, corporation or other entity (other than the Company in connection with the performance of his obligations hereunder) information that is not in the public domain and that was received by the Executive during the period of his employment by the Company with regard to the Company’s customers, prospects, pricing, marketing information, personnel matters, financial matters, business accounts and records, corporate documentation or structure, business strategy or any other information relating to the affairs of the Company in any manner whatsoever, and all such information will be kept confidential by Executive and will not be revealed, except as required by applicable law, to anyone without the prior written approval of the Chief Executive Officer of the Company. In the event that Executive is required to disclose any such information in accordance with applicable law, Executive shall use his best efforts to provide written notice to the Company of the required disclosure and permit the Company the opportunity to contest such disclosure or seek a protective order with respect to such proposed disclosure. In addition, unless otherwise disclosed by the Company, this Agreement, its existence and its terms and conditions shall be kept confidential by Executive at all times, except for disclosure to attorneys, tax advisors, and other professional advisors in connection with the negotiation and implementation of its terms.

(e)   Nondisparagement. Executive agrees that he shall not, directly or indirectly, disparage (in writing or orally) the Company or any of its officers, directors, employees, shareholders, lenders, or agents, nor shall the Executive make any public comment regarding the Company without the prior written consent of the Company’s Chief Executive Officer; provided, however, that the inclusion in any publicly available biographical statements pertaining to Executive of a description of Executive’s title, responsibilities, and accomplishments while employed with the Company shall not be a breach of this Section 5(e). In addition, Executive shall not, for a period of two (2) years following the Separation Date, communicate with any employee, creditor, stockholder, director, or prospective acquirer of the Company’s assets or securities with the express or implied purpose of (i) disparaging the Company or any of its officers, directors, employees, shareholders, lenders, or agents, or (ii) generating or augmenting employee or employees’ dissatisfaction with the Company or its business.

(f)    Transition Plan. Executive will promptly provide to the Company a complete itemization and description of matters and projects that have been managed by Executive and that are in progress as of the Separation Date, along with reference to the other Company employees involved in such projects (the “Transition Memorandum”). Executive shall also promptly prepare evaluations of each of Executive’s direct reports for the first two quarters of 2006 in accordance with the Company’s customary employee evaluation practices. The Company shall provide Executive with the resources (computer access, printer, etc.) adequate to fulfill his responsibilities under this Section 5(f). Executive agrees to be reasonably available for sixty (60) days following the Separation Date to consult with, cooperate with, and provide information to the Company regarding any matter in which Executive was involved during his employment with the Company, and to update the Transition Memorandum as needed during such period.

(g)   Job Performance Documentation. Upon request, the Company will provide to Executive a written performance evaluation relating to the most recent fiscal year, or portion of a fiscal year, that Executive was employed by the Company, in a form and to the extent consistent with Company’s past employment evaluation practices.

(h)   Cooperation. For a period of three (3) years after the Separation Date, Executive agrees that he shall fully cooperate with the Company with respect to any litigation in which the Company may become involved in the future, and to make himself reasonably available, upon the request of the Company, to provide truthful, accurate, and complete information at interviews, depositions, and court appearances. The Company agrees to reimburse Executive for any reasonable business expenses associated with such cooperation.

(i)    COBRA. Beginning on the date that the Company no longer provides the benefits set forth in Section 2(c), the Executive shall be eligible for health insurance coverage pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(j)    Travel and Expense Reimbursement. Executive agrees to submit all applicable requests for reimbursement of travel and other expenses incurred by Executive prior to the Separation Date within thirty (30) days following the Separation Date, and the Company shall thereafter promptly reimburse Executive for such expenses in accordance with its customary expense reimbursement practices. Executive agrees that he shall not be entitled to reimbursement for any expenses unless a request for such reimbursement has been submitted within the period set forth in this Section 5(i).

(k)   Expenses. To the extent permitted by law, Executive expressly agrees that, if the Company complies with the material terms of the Agreement and the Executive nevertheless commences a legal action against the Company, Executive shall (i) be obligated to return to the Company the full amount of the Severance Payment, the Bonus Payment, and the value of any and all benefits conferred upon Executive hereunder, and (ii) and all indemnify the Company for the full and complete costs, including reasonable attorneys’ fees (whether incurred in a third party action or in an action to enforce this Agreement), court costs, and other related expenses.

6.     Miscellaneous.

(a)   Severability. In the event that any provision of this Agreement is challenged by the Executive or his representatives and declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect. If as a result of such challenge, however, any portion of the general release language found generally (but not only) in Section 3 of this Agreement is ruled to be unenforceable, Executive agrees that he shall repay to the Company the Severance Payment, the Bonus Payment, and value of any and all benefits conferred upon Executive hereunder, and the Company shall have no further obligations under this Agreement.

(b)   Public Disclosure. Executive understands and agrees that the Company may be obligated under applicable Federal securities laws to publicly disclose the separation of Executive from the Company, including the possible disclosure of this Agreement, and the Executive hereby consents to any such disclosure, the scope and content of which shall be in the Company’s sole discretion.

(c)    Injunctive Relief. The Executive acknowledges that monetary damages would be insufficient to compensate the Company in the event of breach or threatened breach of any of the provisions of this Agreement. Should Executive violate or threaten to violate any of the provisions of this Agreement, the Company will be entitled to an injunction to stop the Executive from continuing such breach or threatened breach.

(d)   Governing Law. The Parties agree, notwithstanding applicable conflict of laws principles, that this Agreement shall be governed by the laws of the Commonwealth of Virginia.

(e)    Venue; Jurisdiction; Waiver. The Parties agree that the proper venue for the enforcement of this Agreement will be the state courts of the Commonwealth of Virginia, and any Federal court located in the Commonwealth of Virginia, and the Parties hereby irrevocably agree to the jurisdiction of such courts in connection with any dispute arising from the terms of, or the performance or nonperformance of any of the obligations of the Parties arising under, this Agreement. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATED INSTRUMENTS CONTEMPLATED HEREBY.

(f)    Counterparts. This Agreement may be executed by the Parties in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)   Entire Agreement. This Agreement constitutes the entire agreement, and except as set forth in Section 2(d), supersedes any and all prior agreements, and understandings, both written and oral, between the Parties hereto with to the subject matter hereof except as otherwise provided herein.

(h)   Amendment. No provisions of this Agreement may be modified, waived, amended, or discharged unless agreed in writing by the Parties.

(i)    Assignment. This Agreement shall be binding upon and shall inure to the benefit of each of the Parties, and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns.

(j)    No Waiver. No waiver by either Party of any breach by the other Party shall be deemed a waiver of any similar or dissimilar breach of any provisions or conditions of this Agreement, whether occurring contemporaneously, in the past or at a subsequent time.

(k)    Notice. FOR A PERIOD OF SEVEN (7) DAYS FROM THE DATE THAT EMPLOYEE SIGNS THIS AGREEMENT, EMPLOYEE MAY REVOKE THIS AGREEMENT BY NOTIFYING THE COMPANY IN WRITING OF THE EMPLOYEE’S INTENT TO DO SO. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. THIS SEVEN (7) DAY PERIOD MAY NOT BE SHORTENED BY THE PARTIES, BY AGREEMENT OR OTHERWISE.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

RCN CORPORATION

By:	/s/ Benjamin R. Preston
Name:	Benjamin R. Preston
Title:	SVP, General Counsel & Secretary

Date: August 4, 2006

EXECUTIVE

/s/ Timothy James Dunne
Timothy James Dunne

Date: August 4, 2006